Exhibit 10.8

www.nts.com

April 5, 2012

Mr. Raffy Lorentzian
19750 Turtle Springs Way
Northridge, CA  91326

Re:           Separation Agreement

Dear Raffy:

This letter (the “Agreement”) summarizes the terms of your separation from employment at National Technical Systems, Inc. (“NTS”).

1.
Your employment with NTS as required by this Separation Agreement will conclude on April 30, 2012. In exchange for the promises given by you to NTS as described in this Agreement, and as long as you continue your employment through April 30, 2012, you will receive:

•	A lump sum payment on April 30, 2012 in the total gross amount of $220,420.00 (less applicable withholdings);

•
At your discretion, you have the option to extend your employment through July 31, 2012 at a compensation rate equal to your current base pay rate.  If you accept this option your final day of employment will be July 31, 2012 or sooner at your discretion.

•	NTS will cover the expense of COBRA for 12 months commencing the actual termination date as defined by your decision to extend your employment for a period up to July 31, 2012.

•	Any bonus amount due from FY12.

•
A prorate, short-term bonus (based on the financial test only, not MBOs) for FY13.  If the executive team earns a bonus based on financial performance for FY13, you will be paid a prorata portion based on the number of months you were employed during FY13;

•	Active participation in the development of the Press Release and 8-K

National Technical Systems, Inc. Corporate Headquarters

24007 Ventura Boulevard, Suite 200, Calabasas, CA 91302	Main: 818-591-0776	Fax: 818-591-0899

•
If a Change In Control event occurs within 18 months following your actual termination date, you will be entitled to receive a lump sum payment equal to one year’s base salary ($220,420), said payment to be made no later than 30 days following the Change In Control event.  If the Change In Control event occurs more than 18 months but less than 3 years after your actual termination date, the amount of the lump sum payment will be ratably reduced based on when the Change In Control event occurs between the 19th and 36th months following your actual termination date.

“Change In Control” means and includes each of the following occurrences:

a.
The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

b.
The acquisition by any Person or Beneficial Owner (as those terms are defined in the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities.

You acknowledge and agree that the severance compensation described herein is not otherwise due to you under NTS’ existing policies, procedures and benefit plans or on any other basis.

2.
From and after the actual termination date, you will not be entitled to any further payments or benefits of any kind, other than as stated in this Agreement.  Notwithstanding anything to the contrary in this Agreement, in the event of a breach by you of any of the terms or conditions in this Agreement, or of a breach or violation of any of the terms or conditions of the agreement referred to in paragraph 5 below, all payments due under this Agreement will immediately cease, and NTS will have no further obligation to you under this Agreement.

3.
You acknowledge that at termination you will be paid your final pay through the actual termination date, including any accrued but unused vacation time. You agree that following your actual termination date, you are not entitled to receive any further monetary payments from NTS, and that the only payments or benefits that you are entitled to receive from NTS in the future are those specified in paragraph 1 and 4 of this Agreement. This will also confirm that you have not suffered any on-the-job injury for which you have not already filed a claim.

National Technical Systems, Inc. Corporate Headquarters

24007 Ventura Boulevard, Suite 200, Calabasas, CA 91302	Main: 818-591-0776	Fax: 818-591-0899

4.	Without limiting any of the foregoing, you further acknowledge and agree to the following:

•	2006 Long-Term Incentive Plan (“2006 LTIP”)– You acknowledge that as of the actual termination date, you were granted and vested in the Phantom Stock Appreciation-Only Shares as follows:

-	Grant date February 1, 2009, 46,500 Phantom Stock Appreciation-Only Shares, at a Grant Price of $5.89. These awards vested on 1/31/12.

Once the year-end FY12 financial books are closed and the audit completed any value related to these Grants will be calculated.  Any value created on the February 1, 2009 awards will be paid six (6) months after the actual termination date, in accordance with the plan.

•
2006 Supplemental Executive Retirement Plan (“SERP”) as amended and restated, effective as of December 31, 2008 – You acknowledge that as of the actual termination date, you have a vested value of $141,000.00 in your Employer Credit Account, which will be paid and distributed in accordance with Section 4.2 of the SERP.   If the Company is acquired, or in the event of change in control, NTS will provide notice to the acquiring company that it will assume this obligation and a copy of the assumption will be provided to you.

5.
At no time either before or after the actual termination date will you disclose any Confidential Information gained during or as a result of your employment by NTS.  Confidential Information means any information that is, or should reasonably be understood to be, confidential or proprietary to NTS.  Confidential Information includes but is not limited to all information, whether in written, oral, electronic, magnetic, photographic or any other form, that relates to matters not generally known to the public and/or not publicly disclosed by NTS including:  past, present and future businesses, products, product specifications, designs, drawings, concepts, samples, intellectual property, inventions, know-how, sources, costs, pricing, technologies, customers, vendors, other business relationships, business ideas and methods, distribution methods, inventories, manufacturing processes, computer programs and systems, employees, hiring practices, operations, marketing strategies and other technical, business and financial information.

6.
You agree to deliver to NTS all documents and materials, of whatever nature, relating to NTS, its products and/or its services, including reports, files, memoranda, records, software, credit cards, door and file keys, computers, computer access codes, disks and instructional manuals and other physical or personal property which you received, prepared or helped prepare in connection with your employment with NTS.  You further agree that you will not keep any copies or excerpts of any of the above items.

7.
Except for claims arising out of the promises contained here, any and all Claims (as defined below), which you may have against NTS (as defined below) arising out of your employment with NTS or the termination of that employment, are fully and completely settled, and all liability or potential liability arising out of any such Claim is hereby released.  “Claims,” as used in this Agreement shall include but not be limited to those based upon or arising out of any alleged violation of your civil rights, wrongful discharge, breach of contract, tort, common law, statutory and constitutional claims, or any state, local or federal statute (including but not limited to the California Fair Employment and Housing Act, the California Labor Code, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the California Worker Adjustment and Retraining Notification Act) and any other law prohibiting race, sex, sexual orientation, national origin, disability, or perceived disability discrimination.  “NTS,” as used in this Agreement, shall include, in addition to National Technical Systems, Inc., any predecessor, successor, parent, subsidiary or affiliate of National Technical Systems, Inc. or any officer, director, employee, shareholder or affiliate of it.

Notwithstanding the foregoing, the released Claims shall not include (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any vested rights under any pension or 401(k) plans maintained by NTS; (iii) your right to indemnification by NTS, to the full extent permitted by law, as provided by California Labor Code Section 2802 and California Corporations Code Section 317, including as to matters which relate to events occurring on or before your execution of this Agreement; provided, however, that nothing contained herein is intended to, nor shall it be construed to, provide you with rights to indemnity greater than those to which you would be entitled in the absence of this Agreement.

8.
You acknowledge that it is your intention to fully and finally resolve and release any and all Claims, known or unknown, which may exist against NTS and recognize that you may later discover facts in addition to or different from those which you now know or believe to be true.  In furtherance of this intention, and to finally resolve all matters between yourself and NTS, you agree to waive and relinquish any and all rights and benefits afforded by Section 1542 of the Civil Code of the State of California which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

9.
In addition to the release set forth above, you voluntarily and knowingly waive all rights or claims arising under the Federal Age Discrimination in Employment Act. This waiver is given only in exchange for consideration in addition to anything of value to which you are entitled. This waiver does not waive rights or claims that may arise after the date of execution of this Agreement. You acknowledge that (a) this paragraph is written in a manner calculated to be understood by you, (b) by reviewing this paragraph you have been advised in writing to consult with an attorney before executing this Agreement, (c) you are being given a period of twenty-one (21) days within which to consider this paragraph, and (d) to the extent you execute this Agreement, including this paragraph, before the expiration of the twenty-one (21) day period, you do so knowingly and voluntarily. You will have the right to cancel and revoke this Agreement during a period of seven (7) days following your execution of it. In order to cancel and revoke this Agreement, you must deliver to NTS, prior to the expiration of the seven (7) day period, a written notice of cancellation and revocation. This Agreement will be effective at the end of the seven (7) day period if no revocation has been received.

Nothing in this Agreement shall affect the Equal Employment Opportunity Commission’s (EEOC) rights and responsibilities to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or any other applicable law, nor shall anything in this Agreement be construed as a basis for interfering with your protected right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC, or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation on your behalf, you specifically waive and release your right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise, nor will you seek or accept reinstatement to your former position with NTS.

10.
You understand and agree that to the fullest extent permitted by law, you are precluded from filing or pursuing any legal claim of any kind against NTS at any time in the future, in any federal or state court, administrative agency or other tribunal, arising out of any of the claims that you have waived by virtue of executing this Agreement.  You agree not to file or pursue any such legal claims.

11.
You agree that you will not, for a period of twelve months from the actual termination date, directly or indirectly recruit, solicit or induce, or attempt to induce, any employee, consultant or vendor of NTS to terminate employment or any other relationship with NTS.  You agree that you will not at any time use Confidential Information to recruit, solicit, retain or hire any of NTS’ employees, consultants or vendors. You further agree to execute the Confidentiality and Non-Disclosure Agreement (a copy of which is attached) and acknowledge that this agreement remains in full force and effect following the termination date.

12.
You agree that except as may be required by law, neither you nor any member of your family will disclose to any individual or entity (other than your legal, tax or financial advisors) the terms of this Agreement.  In the event that such disclosure is made, any outstanding obligations of NTS under this Agreement will immediately terminate at the option of NTS.

13.
You acknowledge that money damages are an inadequate remedy for any breach by you of any of the provisions of paragraphs 5, 6, 11 or 12 of this Agreement, and therefore NTS may be entitled to injunctive relief for any such breach.

14.	The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it will not affect the validity or the enforceability of any other provision.

15.
You acknowledge you have received, or had the opportunity to receive, independent legal advice from legal counsel of your choice with respect to the advisability of making the settlement provided for in this Agreement and with respect to the advisability of executing this Agreement.

16.	This Agreement is governed by California law without regard to conflict of law principles.

17.
Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with the rules of the American Arbitration Association.

This Agreement fully sets forth the terms of your separation of employment from NTS and supersedes any prior discussions or agreements whether verbal or written with regard to that subject.  Please indicate your agreement to such terms by signing the extra copy and returning it to me.

Sincerely,

/s/ William McGinnis

William McGinnis
President, Chief Executive Officer
National Technical Systems, Inc.

ACCEPTED AND AGREED TO:

/s/ Raffy Lorentzian
Raffy Lorentzian

April 5, 2012
Date